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                                                                      EXHIBIT 3


                           SECURITY AGREEMENT - PARENT


         AGREEMENT made as of this 1st day of May, 2001, by Select Comfort Corporation, a Minnesota corporation (hereinafter called "Debtor"), in favor of St. Paul Venture Capital VI, LLC, a Delaware limited liability company (the "Secured Party").

         In order to secure the payment of that certain Demand Note of Debtor dated the date hereof payable to the order of the Secured Party in the original principal amount of $2,000,000, with interest thereon (together with any note or notes issued in exchange or substitution therefor, the "Note"), and to secure the payment and performance of each and every other debt, liability and obligation of every type and description which Debtor may now or at any time hereafter owe to the Secured Party under this Agreement, whether such debt, liability or obligation now exists or is hereafter created or incurred and whether such debt, liability or obligation is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several (the Note, together with all such other debts, liabilities and obligations, being herein collectively called the "Obligations"), the parties hereto hereby agree as follows:

         1. SECURITY INTEREST AND COLLATERAL. In order to secure the payment and performance of the Obligations, Debtor hereby grants Secured Party a Security Interest (herein called the "Security Interest") in the following property (herein called the "Collateral"):

         (a)      INVENTORY AND SUPPLIES:

                  All inventory and supplies of Debtor, whether now owned or hereafter acquired and wherever located;

         (b)      EQUIPMENT:

                  All equipment of Debtor, whether now owned or hereafter acquired and wherever located, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and record keeping equipment, parts and tools;

         (c)      ACCOUNTS, CONTRACT RIGHTS AND OTHER RIGHTS TO PAYMENT:

                  Each and every right of Debtor to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property by Debtor, out of a rendering of services by Debtor, out of a loan by Debtor, out of an overpayment of taxes or other liabilities of Debtor, or otherwise arises under any contract or agreement, whether such right to payment is or is not already earned by performance, and howsoever such right may be evidenced, together with all other rights and interests (including all liens and security interests) which

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                  Debtor may at any time have by law or agreement against any account debtor or other obligor obligated to make any of the aforementioned payments or against any of the property of such account debtor or other obligor; all including but not limited to all present and future instruments, chattel papers, accounts, contract rights, loans, obligations receivable and tax refunds of Debtor;

         (d)      INVESTMENT PROPERTY:

                  All investment property of Debtor, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. government securities; and

         (e)      GENERAL INTANGIBLES:

                  All general intangibles of Debtor, whether now owned or hereafter acquired, including but not limited to all applications for patents, patents, copyrights, copyright rights, trademarks, trade secrets, goodwill, trade names, customers lists, permits and franchises, and the right to use Debtor's name;

together with all substitutions and replacements for any of the foregoing property and all products and proceeds of any and all of the foregoing property and, in the case of all tangible Collateral, together with (i) all accessories, attachments, parts, equipment, accessions and repairs now or hereafter attached or affixed to or used in connection with any such Collateral, and (ii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any such Collateral.

         2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Debtor represents, warrants and agrees that:

                  (a) Debtor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and each of the Note and this Agreement has been duly and validly authorized by all necessary corporate action on the part of Debtor.

                  (b) There is no provision in the Articles of Incorporation or Bylaws of Debtor or in any contract or agreement to which Debtor is a party or by which Debtor is bound or in any law, rule, regulation, order or decree applicable to Debtor which prohibits the execution, delivery or performance by Debtor of the Note or this Agreement.

                  (c) The Collateral will be used primarily for business purposes.

                  (d) Debtor's chief place of business is located at the address shown on Appendix A. Debtor's records concerning its accounts and contract rights are

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                  kept at such address. Debtor's federal employer
                  identification number is correctly set forth on Appendix A.

                  (e) Debtor will not change its name or its chief place of business without at least 30 days' prior written notice to the Secured Party.

         3. ADDITIONAL REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Debtor further represents, warrants and agrees that:

                  (a) Debtor has (or will have at the time Debtor acquires rights in Collateral hereafter arising) and will maintain absolute title to each item of Collateral free and clear of all security interests, liens and encumbrances, except the Security Interest and Permitted Liens (as hereinafter defined). Debtor will defend the Collateral against all claims or demands of all persons other than Secured Party and any holders of Permitted Liens. From and after the date of this Agreement, Debtor will not sell, encumber or otherwise dispose of the Collateral or any interest therein. Notwithstanding anything herein stated, until the revocation by Secured Party of Debtor's right to do so, which may be effected upon the occurrence of an Event of Default under Section 6 and during the continuance thereof, Debtor may sell any inventory or obsolete or worn-out equipment constituting Collateral in the ordinary course of business. As used herein, the term "Permitted Liens" shall mean (i) liens under conditional sales contracts, title retention agreements or other purchase money security agreements (including without limitation capitalized leases) securing indebtedness incurred in connection with the acquisition of machinery and equipment, provided that the indebtedness secured by any such liens shall not exceed the fair market value of the assets subject thereto and such liens shall not encumber any property of Debtor other than the assets acquired subject thereto, (ii) liens for taxes and other governmental charges not yet due or which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves have been established in accordance with generally accepted accounting principles, (iii) liens in respect of pledges or deposits under worker's compensation laws or similar legislation, (iv) carriers', warehousemen's, mechanics', laborers', materialmen's, landlords' and similar statutory liens securing obligations incurred by Debtor in the ordinary course of business which are not yet due or which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves have been established in accordance with generally accepted accounting principles, and (v) the senior interest of Conseco Bank, Inc. in the Reserve Account, as defined in the Revolving Credit Program Agreement dated
                  May 17, 1999, as amended as of February 20, 2001 and April 13, 2001, between Debtor and Conseco Bank, Inc. (a complete copy of which has been furnished to the Secured Party), securing certain obligations of Debtor to Conseco Bank, Inc. under such agreement, provided that the value of the cash,

                                      -3-

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                  funds and other deposits in such Reserve Account shall not exceed $1,000,000 at any given time.

                  (b) Debtor will not permit any tangible Collateral to be located in any state (and, if a county filing is required, in any county) in which a financing statement covering such Collateral is required to be, but has not in fact been, filed without the consent of Secured Party.

                  (c) Debtor will not, except in the ordinary course of business and so long as no Event of Default under Section 6 shall have occurred and be continuing, agree to any modification, amendment or cancellation of any right to payment or any instrument, document, chattel paper or other agreement constituting or evidencing Collateral without the prior written consent of the Secured Party, and will not subordinate any such right of payment to claims of other creditors of the account debtor or other obligor obligated with respect thereto.

                  (d) Debtor will (i) keep all tangible Collateral in good repair, working order and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken or defective parts thereof; (ii) promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral (unless the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and adequate reserves have been established therefor in accordance with generally accepted accounting principles) or upon or against the creation, perfection or continuance of the Security Interest; (iii) keep all Collateral free and clear of all security interests, liens and encumbrances except the Security Interest and Permitted Liens; (iv) at all reasonable times and on reasonable notice permit Secured Party or its representatives to examine or inspect any Collateral, wherever located, and to examine, inspect and copy Debtor's books and records pertaining to the Collateral and its business and financial condition; (v) keep accurate and complete records pertaining to the Collateral and pertaining to Debtor's business and financial condition and submit to Secured Party such periodic reports concerning the Collateral and Debtor's business and financial condition as Secured
                  Party may from time to time reasonably request; (vi) promptly notify Secured Party of any loss of or material damage to any material Collateral or of any material adverse change, known to Debtor, in the prospect of payment of any material sums due on or under any instrument, chattel paper, account or contract right constituting Collateral; (vii) if Secured Party at any time so requests (whether the request is made before or after the occurrence of any Event of Default under Section 6), promptly deliver to Secured Party any instrument, document or chattel paper constituting Collateral, duly endorsed or assigned by Debtor to Secured Party; (viii) at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft and such other risks and in such amounts as Secured Party may reasonably request, with any loss payable to Secured Party to the extent of its

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                  interests; (ix) from time to time execute such financing
                  statements or other documents or instruments as Secured
                  Party may reasonably deem required to be filed in order to perfect the Security Interest, and, if any Collateral consists of motor vehicles, execute such documents as may be required to have the Security Interest properly noted on the certificate of title, and, if any Collateral consists of investment property, execute such control agreements, and take such commercially reasonable measures to cause any applicable securities issuer or intermediary with respect to such investment property to execute such control agreements, as Secured Party may reasonably require to obtain control over such investment property or, in the absence of such control agreements, transfer such investment property to the Secured Party; (x) pay when due or reimburse Secured Party on demand for all costs of collection of any of the Obligations and all other expenses (including in each case all reasonable attorneys' fees and disbursements) incurred by Secured Party in connection with the creation, perfection, satisfaction or enforcement of the Security Interest or the execution, creation, continuance or enforcement of this Agreement or any or all of the Obligations; (xi) execute, deliver or endorse any and all instruments, documents, assignments, security agreements and other agreements and writings which Secured Party may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and Secured Party's rights under this Agreement; (xii) not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation in any material respect of any federal, state or local law, statute or ordinance; (xiii) not permit any tangible Collateral to become part of or to be affixed to any real property, without first assuring to the reasonable satisfaction of Secured Party that the Security Interest will be prior and senior to any interest or lien then held or thereafter acquired by any mortgagee of Debtor holding a mortgage of such real property; and (xiv) protect, defend and maintain all patents, copyrights, copyright rights, trademarks, trade secrets, trade names and similar intangibles constituting Collateral to the extent reasonably advisable for Debtor's business. If Debtor at any time fails to perform or observe any agreement contained in this Section 3(d), and if such failure shall continue for a period of ten calendar days after Secured Party gives Debtor written notice thereof (or, in the case of the agreements contained in clauses (viii) and
                  (ix) of this Section 3(d), immediately upon the occurrence of such failure, without notice or lapse of time), Secured Party may (but need not) perform or observe such agreement on behalf and in the name, place and stead of Debtor (or, at Secured Party's option, in Secured Party's own name) and may (but need not) take any and all other actions which Secured Party may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations under contracts or agreements with account debtors or other obligors, the procurement and maintenance of insurance, the execution of financing statements, the execution or endorsement of other instruments and the procurement of repairs, transportation or insurance); and, except to the extent that the effect of such

                                      -5-

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                  payment would be to render any loan or forebearance of money usurious or otherwise illegal under any applicable law, Debtor shall thereupon pay to the Secured Party, on demand, the amount of all moneys expended and all costs and expenses (including reasonable attorney's fees and disbursements) incurred by Secured Party in connection with or as a result of its performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by Secured Party at the highest rate then applicable to any of the Obligations or the highest rate permitted by law, whichever is less. To facilitate the performance or observance by Secured Party of such agreements of Debtor, Debtor hereby irrevocably appoints (which appointment is coupled with an interest) Secured Party, or its delegate, as the attorney-in-fact of Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Debtor, any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Debtor under this Section 3 to the extent Secured Party has the right to perform or observe such agreements as provided in this
                  Section 3.

         4. COLLECTION RIGHTS OF SECURED PARTY. Whether or not Secured Party exercises its rights under Section 7 of this Agreement, Secured Party may at any time after the occurrence and during the continuance of an Event of Default under Section 6 notify any account debtor, or any other person obligated to pay any amount due on or in respect of any Collateral, that such right to payment has been assigned or transferred to Secured Party for security and shall be paid directly to Secured Party, subject to the prior rights, if any, of holders of Permitted Liens. If Secured Party so requests at any time after the occurrence and during the continuance of an Event of Default, Debtor will so notify such account debtors and other obligors in writing and will indicate on all invoices to such account debtors or other obligors that the amount due therefrom is payable directly to Secured Party, if the obligations of such holders of Permitted Liens, if any, have been satisfied. At any time after Secured Party or Debtor gives such notice to an account debtor or other obligor, Secured Party may (but need not), in its own name or in Debtor's name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment of any such account debtor or other obligor.

         5. ASSIGNMENT OF INSURANCE. Debtor hereby assigns to Secured Party, as additional security for the payment of the Obligations, any and all moneys (including but not limited to proceeds of insurance and refunds of unearned premiums) due or to become due under, and all rights of Debtor under or with respect to, any and all policies of insurance covering the Collateral, and Debtor hereby directs the issuer of any such policy to pay any such moneys directly to Secured Party. Both before (in the case of any claim in excess of $50,000) and after (in the case of any claim, regardless of amount) the occurrence of an Event of Default, Secured Party may (but need not) in its own name or in Debtor's name, execute and deliver proofs of claim, receive all such moneys, endorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any

                                      -6-

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such policy. In the event that any tangible Collateral with an aggregate replacement cost of not more than $100,000 is damaged by an insured casualty, and no Event of Default under Section 6 shall have occurred and be continuing, the insurance proceeds shall be applied to the repair and restoration of such property in such manner and on such conditions as Secured Party may reasonably require.

         6. EVENT OF DEFAULT. Each of the following occurrences shall constitute an Event of Default: (i) Debtor shall fail to pay any or all of the Obligations when due or (if payable on demand) on demand; or (ii) Debtor or any of the Guarantors (as defined in the Note) or any other significant subsidiary of Debtor within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission (a "Significant Subsidiary") shall default in any payment of principal of or interest on any other obligation for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity; or
(iii) an order for relief shall be entered in any Federal bankruptcy proceeding in which Debtor or any of the Guarantors or any other Significant Subsidiary is the debtor or bankruptcy, receivership, insolvency, reorganization, relief, dissolution, liquidation or other similar proceedings shall be instituted by or against Debtor or any of the Guarantors or any other Significant Subsidiary or all or any part of the property of Debtor or any of the Guarantors or any other Significant Subsidiary under the Federal Bankruptcy Code or any other law of the United States or any bankruptcy or insolvency law of any state of competent jurisdiction unless, if such proceedings are instituted against Debtor or any of the Guarantors or any Significant Subsidiary, such proceedings are dismissed and discharged within 60 days after they are instituted; or (iv) Debtor or any of the Guarantors or any other Significant Subsidiary shall have become insolvent or unable to pay its debts as they mature, cease doing business as a going concern, make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they become due, or if a trustee, receiver or liquidator shall be appointed for Debtor or any of the Guarantors or any other Significant Subsidiary or for any substantial portion of the assets of Debtor or any of the Guarantors or any other Significant Subsidiary and such appointment shall not be vacated within 60 days; or (v) Debtor shall default in the performance or observance of any covenant contained in this Agreement and such default shall continue for a period of 15 days after written notice thereof shall have been given by Secured Party to Debtor; or (vi) any representation or warranty contained in this Agreement or in any other document supplied to Secured Party by Debtor in connection herewith proves to be false in any material respect as of the time this Agreement was made; or
(vii) any holder of a Permitted Lien shall seek to enforce its lien against any portion of the Collateral; or (viii) any other Event of Default under and as defined in that certain Security Agreement - Subsidiaries dated as of the date hereof by the Guarantors in favor of Secured Party, as amended, modified or supplemented from time to time, shall have occurred. Nothing contained in this Section 6, Section 7 hereof or in any other provision of this Agreement shall preclude or limit Secured Party from demanding at any time or for any reason, without notice, payment of all or any part of any Obligation which is, pursuant to its terms, payable on demand.

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

         7. REMEDIES AFTER EVENT OF DEFAULT. Upon the occurrence of an Event of Default under Section 6 and at any time during the continuance thereof, Secured Party may exercise any one or more of the following rights or remedies: (a) at its option, by notice in writing to Debtor, declare all unmatured Obligations to be forthwith due and payable and thereupon all Obligations shall be and become due and payable; (b) exercise and enforce any or all rights and remedies available after default to a secured party under the Uniform Commercial Code, including but not limited to the right to take possession of any Collateral, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Debtor hereby expressly waives); the right to sell, lease or otherwise dispose of any or all of the Collateral; and the right to require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties; it being expressly understood and agreed that if notice to Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8) at least ten calendar days prior to the date of intended disposition or other action; and (c) exercise or enforce any or all other rights or remedies available to Secured Party by law or agreement against the Collateral, against Debtor or against any other person or property. Upon the occurrence of an Event of Default resulting from the filing of a voluntary or involuntary petition in a bankruptcy proceeding in which Debtor is the debtor, all Obligations shall be immediately due and payable without demand or notice thereof. Debtor hereby grants Secured Party a non-exclusive, worldwide and royalty free license to use or otherwise exploit all patents, copyrights, copyright rights, trademarks, trade secrets, trade names and similar intangibles that Secured Party deems necessary or appropriate to the disposition of any Collateral.

         8. MISCELLANEOUS. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, Debtor is entitled to any surplus and shall remain liable for any deficiency. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Secured Party. A waiver signed by Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of Secured Party's rights or remedies. All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at Secured Party's option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. All notices to be given to Debtor under this Agreement shall be deemed sufficiently given if mailed by registered or certified mail, postage prepaid, or hand delivered to Debtor at its chief place of business, as shown on Appendix A hereto, or at the most recent address shown on Secured Party's records. Secured Party's duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if Secured Party exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and Secured Party need not otherwise preserve, protect, insure or care for any Collateral. Secured Party shall not be obligated to preserve any rights Debtor may have against prior parties, to realize on the Collateral at all or in any particular manner or order,
                                      -8-

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or to apply any cash proceeds of Collateral in any particular order of application. This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective successors and assigns (including without limitation each holder from time to time of the Note), and shall take effect when signed by Debtor and delivered to Secured Party, and Debtor waives notice of Secured Party's acceptance thereof. Except to the extent otherwise required by law, this Agreement shall be governed by the internal laws of the State of Minnesota and, unless the context otherwise requires, all terms used herein which are defined in any of Articles 1, 8 and 9 of the Uniform Commercial Code, as in effect in said state (including but not limited to the terms "inventory", "equipment", "instrument", "document of title", "chattel paper", "account", "contract right", "account debtor", "general intangible", "investment property", "security", "security entitlement", "securities account", "commodity contract" and "commodity account"), shall have the meanings therein stated. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations.

         9. OTHER PERSONAL PROPERTY. Unless at the time Secured Party takes possession of any tangible Collateral, or within seven days thereafter, Debtor gives written notice to Secured Party of the existence of any goods, papers or other property of Debtor, not affixed to or constituting a part of such Collateral, but which are located or found upon or within such Collateral, describing such property, Secured Party shall not be responsible or liable to Debtor for any action taken or omitted by or on behalf of Secured Party with respect to such property without actual knowledge of the existence of any such property or without actual knowledge that it was located or to be found upon or within such Collateral.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     SELECT COMFORT CORPORATION


                                     By: /s/ Mark A. Kimball
                                         --------------------------
                                     Name:  Mark Kimball
                                            -----------------------
                                     Title: Senior Vice President
                                            -----------------------

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                                                                    APPENDIX A


                         Appendix to Security Agreement


Debtor's Chief Place of Business:

         6105 Trenton Lane North
         Suite 100
         Minneapolis, Minnesota  55442

Debtor's Federal Employer Identification Number:

         41-1597886